Exhibit 10.37

FIRST AMENDMENT TO GARAGE LEASE

This First Amendment to Garage Lease (“First Amendment”) is entered into by and between DTS 3MC PARKING LLC, a Delaware limited liability company (“Landlord”) and ALL ABOARD FLORIDA - OPERATIONS LLC, a Delaware limited liability company (“Tenant”) as of this 19 day of December, 2017. Unless otherwise defined herein, all capitalized terms used in this First Amendment shall have the same meanings assigned to the same in the Garage Lease (as hereinafter defined).

RECITALS:

WHEREAS, Landlord and Tenant entered into that certain Garage Lease dated as of September 2, 2016 (the “Lease”), pursuant to which Tenant leased from Landlord the Garage.

WHEREAS, Landlord and Tenant desire to amend the Lease to, among other things, extend the Initial Term, on the terms and conditions stated herein,

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

AGREEMENT

1.             Recitals. The above recitals are true and correct and are agreed to by Landlord and Tenant as if such recitals were fully set forth herein.

2.             Defined Terms. The following defined terms Set forth in Article 1.0 of the Lease are deleted in their entirety and replaced with the following:

(a)             Base Rent: Commencing on the Rent Commencement Date (as hereinafter defined) until the expiration of the fifteenth (15th) full Lease Year following the Rent Commencement Date (plus the partial month, if any, following the Rent Commencement Date), the annual Base Rent shall be equal to One Million Six Hundred Ninety-Three Thousand ($1,693,000.00) Dollars, plus sales tax and City of Miami parking surcharge, if applicable, and from the expiration of the fifteenth (15th) full Lease Year following the Rent Commencement Date until the expiration of the twentieth (20th) Lease Year following the Rent Commencement Date, the annual Base Rent shall be equal to One Million Eight Hundred Sixty-Two Thousand Three Hundred ($1,862,300.00) Dollars, plus sales tax and City of Miami parking surcharge, if applicable.

(b)             Initial Term: The period commencing on the Commencement Date and ending upon the expiration of the twentieth (20th) Full Lease Year following the Rent Commencement Date (plus the partial month, if any, following the Rent Commencement Date), unless sooner terminated or extended as provided herein.

3.             Mortgages against Leasehold Estate. Section 10.03(e) of the Lease is deleted in its entirety.

4.             Renewal Options.

(a)             Section 14.01(a) of the Lease is deleted in its entirety and replaced with the following:

“Landlord hereby grants Tenant the option to renew (the “Renewal Option”) the Initial Term (not to include, for purposes of this Section, the Renewal Terms, as hereinafter defined) for three (3) additional terms of sixty (60) months each (each, a “Renewal Term” and collectively, the “Renewal Terms”), commencing as of the date immediately following the expiration of the then-current Term, such option to be subject to the covenants and conditions set forth in this Section.”

(b)             The word “fourth” in Section 14.01 (e)(iii) of the Lease is deleted in its entirety and replaced with the word “third,”

5.            Tenant’s Share of Operating Costs and Taxes. Section 3.02(e) of the Lease is amended to read as follows: “For the first Lease Year, Tenant’s Share of Operating Costs (including Real Property Taxes) is estimated (but not guaranteed or capped) to be $65,205 per month.”

6.            Permitted Exceptions. Exhibit B is deleted in its entirety and replaced Exhibit B attached hereto.

7.            Calculation of Tenant’s Share. Exhibit C is amended to include the following: “69% (674 spaces/973 total spaces).”

8.            Use. Section 4.01(c) of the Lease is deleted in its entirety and replaced with the following:

“Landlord shall maintain the Garage for the benefit of the Project. Landlord may provide parking during and after business hours on weekdays and all day on Saturdays, Sundays, and holidays for third party users (including without limitation for special events occurring after business hours on weekdays and all day on Saturdays, Sundays, and holidays) (the “Public Parking”). Any such use will not interfere with the amount of parking Tenant is entitled to within the Garage pursuant to this Lease. Tenant’s parking shall be accessible 24 hours a day, 7 days a week. Landlord may elect to retain a third party garage manager or garage operator in order to operate the Garage on Landlord’s behalf, Since Landlord and Tenant shall have spaces available for such Public Parking, Landlord or its garage operator agrees to pay to the Tenant a sum equal to sixty- nine percent (69%) of all monthly Gross Parking Revenue, as that term is hereinafter defined (the “Tenant’s Parking Percentage”), payable by the fifteenth (15th) day of the following month, together with a verified statement (the “Monthly Statement”), signed and certified by an authorized officer of Landlord, setting forth the Gross Parking Revenue, any taxes and the calculation of Tenant’s Parking Percentage, for the immediately preceding month. Gross Parking Revenue as used in this Lease shall mean all revenues received and collected by Landlord for Public Parking, which does not include Landlord’s monthly parking agreements or Tenant’s online parking revenues. Further, Gross Parking Revenue shall not include any sales or use tax, parking tax, or other governmental fees, charges or assessments imposed upon the customers in respect of their use of the Garage for parking, and which are collected from the customers by Landlord and paid over by Landlord to the appropriate governmental authority.

Landlord shall submit to Tenant, no later than the thirtieth (30th) day after the expiration of each year of the Term, a report certified by Landlord’s chief financial officer showing Gross Parking Revenue and a calculation of the total Tenant’s Parking Percentage for such year of the Term in the same format and containing the same information as in the Monthly Statement. At the time of submitting such report, Landlord shall pay to Tenant any remaining Tenant’s Parking Percentage shown to be due on such report, if any, and receive a credit against future payments of Tenant’s Parking Percentage for any overpayment of the Tenant’s Parking Percentage.

Landlord shall maintain suitable books of account in accordance with generally accepted accounting principles, sufficient to enable Tenant to determine the Gross Parking Revenue and Tenant’s Parking Percentage and other amounts relevant to the calculation thereof, at its regular business office in Miami, Florida and such books as to each year shall be available for copying, inspection and audit by Tenant and/or its agent at any reasonable time within three (3) years after the expiration of the Term. If any such audit shall reveal underpayment by Landlord to Tenant, Landlord shall pay the amount underpaid to Tenant within three (3) business days of demand, together with interest thereon at ten percent (10%) from the date such sums were due and payable pursuant to this Lease to the date paid to Tenant. If the audit reveals an underpayment of five (5%) percent or more of the amount required to be paid hereunder, the Landlord shall, along with the underpaid amount, pay to Tenant the expenses it incurred in undertaking the audit. In the event such payment of the amount of the underpayment, plus any applicable audit expenses, is not so made within three (3) business days of demand, Tenant may charge a late fee equal to 5% of the amount thereof, and in addition, interest thereon shall accrue at the rate per annum equal to the lesser of the highest amount allowed by law and 18% (rather than at the rate of 10% per annum, as noted above), from the first day immediately following the third (3rd) business day after demand therefor until the date such amounts are paid to Tenant.”

9.            Ground Lease. Landlord covenants and agrees that Landlord shall pay the Rent (as defined in the Ground Lease) when due and payable under the Ground Lease and shall observe and perform, all other terms, provisions, covenants and conditions of the Ground Lease that are to be performed, paid and observed on the part of Landlord under the Ground Lease and (ii) shall not, without the prior written consent of Tenant and each Leasehold Mortgagee (x) amend, modify, supplement or waive any provision of the Ground Lease in any manner adverse to the rights and obligations of Tenant hereunder or (y) voluntarily cancel or surrender the Ground Lease.

10.          Agreements of Lender. Wells Fargo Bank, N.A. a national banking association (“Lender”) made a loan to Landlord in the stated principal amount of up to $103,000,000 (the “Loan”), which is secured by, among other things, a Construction Leasehold Mortgage With Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing dated September 2, 2016 (which together with all increases, renewals, extensions and other amendments thereto, is hereinafter called the “Mortgage”) pursuant to which Landlord collaterally assigned its interest in the Lease to Lender as security for the Loan, In connection with the Loan, Landlord, Tenant and Lender entered into a Subordination Agreement, Acknowledgment of Lease Assignment, Attornment and Non-Disturbance Agreement dated September 2, 2016 recorded in the real property records of Miami-Dade County, Florida in OR Book 30219 at Page 1722 (the “SNDA”). By it consent to this First Amendment, Lender hereby agrees as follows:

(a)            For purposes of the SNDA, whether or not there is an event of foreclosure under the Security Instrument (as defined in the SNDA) has occurred, (i) solely for the benefit of the Leasehold Mortgagee, no event or circumstance that constitutes a default by the Tenant under the terms of the Lease will be deemed to constitute a default for purposes of Section 6 of the SNDA so long as the Leasehold Mortgagee is exercising its rights as Leasehold Mortgagee under Section 10.03 and Exhibit E of the Lease and (ii) Lender acknowledges and agrees to be bound by the rights of a Leasehold Mortgagee pursuant to Section 10.03 and Exhibit E of the Lease to a new Lease upon termination of the Lease.

(b)            Following an event of foreclosure under the Security Instrument, the successor to Landlord under the Lease shall be bound by the rights of a Leasehold Mortgagee pursuant to Section 10.03 and Exhibit E of the Lease.

(c)            Lender will simultaneously with delivery to Tenant send to each Leasehold Mortgagee for which it has been provided an address for notices a copy of each notice given to Tenant under the SNDA. Lender acknowledges that Tenant has advised Lender that (i) contemporaneously herewith Deutsche Bank National Trust Company, as collateral agent (“Collateral Agent”), shall have a mortgage on Tenant’s leasehold interest under the Lease and shall be a Leasehold Mortgagee under the Lease and (ii) the address for notices to Collateral Agent is 100 Plaza One, 8th Floor, Jersey City, New Jersey 07311 Attention: Debra Schwalb.

11.            No Further Modification. Tenant confirms that the Lease remains in full force and effect and (a) Landlord is in compliance with the Lease provisions, and (b) Tenant has no defenses, claims or offsets against Landlord. Except as specifically modified in this First Amendment, the terms of the Lease shall remain in full force and effect as of the date originally executed. This instrument shall become effective only upon execution of it by both Landlord and Tenant.

12.            Leasehold Mortgagee Intended Beneficiary. Each Leasehold Mortgagee is an intended third party beneficiary of (i) the those provisions of the Lease that are expressly for the benefit of a Leasehold Mortgagee, including Section 10.03 and Exhibit E of the Lease and Section 7 of this First Amendment and (ii) the Agreements of Lender set forth in Section 8 of this First Amendment, which, being coupled with an interest, is irrevocable.

13.            Counterparts; Facsimile/Electronic Signatures. This First Amendment may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as a single instrument.

In addition, any execution transmitted by facsimile or by electronic mail shall be deemed to constitute an original signature of a party for purposes of enforcing this First Amendment.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the day and year first above written.

Signed, sealed and delivered in the presence of:		LANDLORD:

DTS 3MC PARKING LLC, a Delaware limited liability company

/s/ Brianna Hernandez		By:	/s/ Kolleen Cobb
Print Name:	Brianna Hernandez	Name:	Kolleen Cobb
		Title:	Vice President
/s/ Maria V. Rincon
Print Name:	Maria V. Rincon	Date: December 19, 2017

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TENANT:

ALL ABOARD FLORIDA – OPERATIONS LLC, a Delaware limited liability company

/s/ Brianna Hernandez		By:	/s/ Kolleen Cobb
Print Name:	Brianna Hernandez	Name:	Kolleen Cobb
		Title:	Vice President
/s/ Maria V. Rincon
Print Name:	Maria V. Rincon	Date: December 19, 2017